Prospectus Supplement to	As Filed Pursuant to Rule 424(b)(5)

Prospectus dated September 15, 2003	Registration No. 333-108448

6,634,526 Shares

Common Stock

          Issuer is offering 6,634,526 shares of common stock.

          Our common stock is listed on the New York Stock Exchange under the symbol “FSH”. The last reported sale price of the common stock on the New York Stock Exchange on September 25, 2003 was $40.75. per share.

          Investing in our common stock involves risks that are described in “Risk Factors” beginning on page 2 of the prospectus accompanying this prospectus supplement.

	Per Share	Total
Offering price	$40.75	$270,356,934.50

Discounts and commissions to underwriter	$1.43	$9,487,372.18

Offering proceeds to issuers, before expenses	$39.32	$260,869,562.32

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation of the contrary is a criminal offense.

          We have granted the underwriter the right to purchase up to 995,179 additional shares of common stock to cover any over-allotments. The underwriter can exercise this right at any time within 30 days after the offering. The underwriter expects to deliver the shares of common stock to investors on or about September 30, 2003.

Banc of America Securities LLC

September 25, 2003.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. We are not making an offer to these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

     Information contained in our web site does not constitute part of this prospectus supplement or the accompanying prospectus.

     We, our logo and other trademarks mentioned in this prospectus supplement are the property of their respective owners.

We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

       This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

       If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

       Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Fisher,” “we,” “us” and “our” are to Fisher Scientific International Inc.

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FORWARD-LOOKING STATEMENTS

       This prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that the assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

•	our outstanding indebtedness and leverage, and the restrictions imposed by our indebtedness;

•	the effects of domestic and international economic and business conditions on our businesses;

•	the high degree of competition of certain of our businesses, and the potential for new competitors to enter into these businesses;

•	the extent to which we undertake new acquisitions or enter into strategic joint ventures or partnerships, and the terms of any such acquisition or strategic joint venture or partnership;

•	future modifications to existing laws and regulations affecting the environment;

•	discovery of unknown contingent liabilities, including environmental contamination at our facilities and liability with respect to products we distribute and manufacture;

•	fluctuations in interest rates and in foreign currency exchange rates;

•	availability, or increases in the cost, of raw materials and other inputs used to make our products;

•	the loss of major customers or suppliers, including any provider of shipping services; and

•	our ability to generate free cash flow or to obtain sufficient resources to finance working capital and capital expenditure needs.

       Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. All forward-looking statements reflect our present expectations of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the “Risk Factors” section of the accompanying prospectus, as well as any cautionary language in this prospectus supplement and the accompanying prospectus, provide examples of these risks and uncertainties.

       You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement and the accompanying prospectus or the date of the document incorporated by reference in this prospectus supplement or the accompanying prospectus. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. You should review any additional disclosures we make in our Forms 10-K, 10-Q and 8-K filed with the SEC.

FISHER SCIENTIFIC INTERNATIONAL INC.

Our Business

       We are a world leader in serving science. We offer more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of our broad product offering, electronic commerce capabilities and integrated global logistics network, we serve as a one-stop source of products, services and global procurement solutions for our customers.

       We offer an array of products and services to the scientific research, clinical laboratory and safety markets. Our products include scientific instruments and equipment, clinical consumables, diagnostic reagents, organic and inorganic chemicals, safety and clean-room supplies and laboratory workstations. We offer both proprietary products and products that we source from more than 6,000 vendors. We generate approximately 80% of our revenues from the sale of consumable products. Our proprietary products consist of self-manufactured products, Fisher branded products and products for which we serve as the exclusive distributor. Approximately 40% of our revenues are generated from the sale of higher margin proprietary products. We offer a range of services that includes pharmaceutical packaging for Phase III and Phase IV clinical trials, contract manufacturing, custom chemical synthesis, customized laboratory procurement services and laboratory-instrument calibration and repair.

       We have assembled an integrated global logistics network through which we service our customers. This network, together with our order entry and inventory management systems, allows us to deliver products and provide services on a rapid basis worldwide. We make over 30,000 shipments each day. In the United States, we ship approximately 95% of all orders within 24 hours of order placement. We deliver our products through third party carriers and our own fleet of 85 delivery vehicles.

       Fisher was founded in 1902 and was incorporated as a Delaware corporation in 1991. Through organic growth and acquisitions we have established ourselves as a world leader in serving science.

Our Competitive Strengths and Strategy

       We believe that our key competitive strengths include our:

•	premier global brand;

•	extensive global network;

•	broad product and service offerings;

•	technology leadership;

•	diverse customer base; and

•	experienced management team.

       Our objective is to leverage our position as a world leader in serving science. The key elements of our strategy are to:

•	further expand our service offerings and portfolio of self-manufactured products to increase margins and provide additional growth opportunities;

•	broaden our market position to expand our global customer base, leverage our fixed cost structure and generate continued earnings growth; and

•	improve upon our technology leadership to continue to drive costs out of the supply chain.

Recent Developments

Acquisition of Perbio Science AB

       On September 8, 2003, we acquired approximately 93.6% of the shares of Perbio Science AB, or Perbio, a Swedish company listed on the Stockholm Stock Exchange. On September 19, 2003, we acquired an additional 5.1% of the shares of Perbio. We purchased all of these shares for an aggregate purchase price of approximately $673 million and assumed net debt of approximately $44 million. In this prospectus supplement and the accompanying prospectus, we refer to this acquisition as the “Perbio Acquisition.”

Perbio business

       Perbio focuses on consumable tools for protein-related research and protein-based pharma drug production primarily to customers within the United States. Perbio has two primary divisions:

•	The cell culture division provides cell biology products for scientific research and the manufacture of biopharmaceuticals. Products include: animal sera, cell culture media and sterile liquids for protein purification. The division also manufactures and sells bioprocess containers, or BPCs, for sterile process liquid handling. The products are sold primarily under the HyClone brand name.

•	The bioresearch division manufactures over 3,000 products in life science research (primarily protein chemistry) and drug discovery (cytokine assays, multiplex protein profiling and high-throughput assays). Products are sold under the Pierce and Endogen brand names.

       Perbio also has a medical device division that manufactures and sells products for ear, nose and throat disorders. The division’s products are sold under the Atos Medical brand name.

Perbio acquisition rationale

       The Perbio Acquisition is a compelling strategic opportunity for us as it positions our company to capitalize on the continuing strong growth in the life science market, where Perbio is a global leader. By acquiring Perbio, we will further strengthen our leadership position in the area of protein-related scientific research and enhance our position in the market for biopharma production. The benefits of the Perbio Acquisition include:

•	enhancing our position within biopharmaceutical production;

•	enhancing our presence and competitiveness in global life science;

•	supplementing Perbio sales efforts with our sales and distribution capabilities; and

•	increasing our service offerings and portfolio of self-manufactured products.

Debt financings

       On July 7, 2003, we sold $300 million principal amount of 2.50% convertible senior notes due 2023. On August 20, 2003, we sold $150 million principal amount of 8% senior subordinated notes due 2013. On September 10, 2003, we also borrowed an additional $250 million of term loans under our senior secured credit facility. See “Description of Certain Indebtedness and the Securitization Facility.” We have used the proceeds of these note issuances and term loan borrowings principally to finance the Perbio Acquisition.

Corporate Information

       Our principal executive offices are located at One Liberty Lane, Hampton, New Hampshire 03842, and our telephone number is (603) 926-5911. Our website is located at www.fisherscientific.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus. In this document, we “incorporate by reference” certain information that we file with the SEC. See “Where you can find more information” in the accompanying prospectus for information regarding the documents incorporated by reference herein.

THE OFFERING

Issuer	Fisher Scientific International Inc.

Common stock offered	6,634,526 shares

Common stock to be outstanding immediately after the offering	62,537,685 shares

Use of proceeds	We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $259.9 million (approximately $299.0 million if the underwriter exercises its option to purchase additional shares in full), in each case after deducting the underwriting discount and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering to repurchase or redeem some of our outstanding debt securities, repay amounts due under our credit facility, or for general corporate purposes. See “Use of Proceeds.”

Listing	New York Stock Exchange

New York Stock Exchange Symbol	FSH

       Unless otherwise indicated, all share information in this prospectus supplement is based on the number of shares of common stock outstanding as of September 24, 2003. The number of shares of common stock to be outstanding immediately after this offering does not include 995,179 shares of common stock that the underwriter has an option to purchase from us within 30 days of this prospectus supplement.

USE OF PROCEEDS

       We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $259.9 million (approximately $299.0 million if the underwriter exercises its option to purchase additional shares in full), in each case after deducting the underwriting discount and commissions and estimated offering expenses payable by us.

       We intend to use the net proceeds of this offering to repurchase or redeem some of our outstanding debt securities, repay amounts due under our credit facility, or for general corporate purposes.

       The amounts outstanding under our credit facility are described under the heading “Description of Certain Indebtedness and the Securitization Facility” in this prospectus supplement. Our outstanding debt securities include:

•	$142.3 million aggregate principal amount of 7 1/8% notes due 2005;

•	$300 million aggregate principal amount of 2.50% convertible senior notes due 2023;

•	$350 million aggregate principal amount of 8 1/8% senior subordinated notes due 2012; and

•	$150 million aggregate principal amount of 8% senior subordinated notes due 2013.

       We may elect to apply the proceeds of this offering to repurchase portions of these debt securities in open-market or negotiated transactions. Our ability to effect such repurchases on acceptable terms will depend upon numerous factors including market conditions. We may also elect to exercise our redemption rights to redeem portions of these debt securities.

COMMON STOCK PRICE RANGE AND DIVIDENDS

       Our common stock is traded on the New York Stock Exchange under the symbol “FSH.” On September 25, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $40.75 per share. The following table presents for the periods indicated the range of high and low closing sale prices of our common stock, as reported by the New York Stock Exchange.

	Price Range

	High	Low

2001(1)
First Quarter	$39.87	$32.40
Second Quarter	38.70	24.70
Third Quarter	27.40	21.70
Fourth Quarter	30.29	24.20
2002
First Quarter	$31.00	$25.76
Second Quarter	32.95	26.48
Third Quarter	31.00	23.25
Fourth Quarter	31.72	27.20
2003
First Quarter	$32.30	$27.70
Second Quarter	35.47	26.19
Third Quarter (through September 25, 2003)	40.83	35.04

(1)	During fiscal year 2001, a substantial majority of our issued and outstanding common stock was held by an investor group and subject to substantial restrictions on transfer.

       We have not paid a cash dividend during our last three fiscal years. Our credit facility and other debt agreements restrict our ability to pay cash dividends. Accordingly, we do not anticipate paying cash dividends on our common stock at any time in the foreseeable future.

       As of August 31, 2003, there were approximately 166 holders of record of our common stock.

CAPITALIZATION

       The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2003 (i) on an actual basis, (ii) as adjusted to reflect our borrowings for the financing of Perbio’s shares and the repayment of approximately $44 million of Perbio net debt (but excluding transaction fees and expenses of the Perbio Acquisition), and (iii) as adjusted to reflect this offering (but not the use of proceeds of this offering and assuming no exercise by the underwriter of its option to purchase additional shares). You should read this table along with our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

       Our borrowings for the financing of the Perbio Acquisition included: (a) the sale on July 7, 2003 of $300 million principal amount of our 2.50% convertible senior notes due 2023, (b) the sale on August 20, 2003 of $150 million principal amount of our 8% senior subordinated notes due 2013, and (c) the borrowing on September 10, 2003 of an additional $250 million of term loans under our senior secured credit facility.

       As of June 30, 2003, we had the ability to borrow an aggregate of $372.3 million under our accounts receivable securitization facility and revolving credit facility.

	As of June 30, 2003

			As Adjusted
		As Adjusted	for
	As Reported	for Perbio	Offering

Cash and cash equivalents	$49.3	$16.4	$276.3

Debt, including short-term debt:
Revolving credit facility(1)	—	—	—
Term loan facility	399.0	649.0	649.0
7 1/8% notes due 2005	142.0	142.0	142.0
2.50% convertible senior notes due 2023	—	300.0	300.0
8 1/8% senior subordinated notes due 2012	357.7	357.7	357.7
8% senior subordinated notes due 2013	—	150.0	150.0
Other	35.3	35.3	35.3

Total debt	934.0	1,634.0	1,634.0
Stockholders’ equity	193.3	193.3	453.2

Total capitalization	$1,127.3	$1,827.3	$2,087.2

(1)	The $175.0 million revolving credit facility is available for working capital and general corporate purposes. As of June 30, 2003, approximately $27.7 million of this facility was utilized for letters for credit outstanding.

SUMMARY SELECTED FINANCIAL INFORMATION

       The following tables present our financial data for the periods ended and as of the dates indicated. We derived historical data for the years ended December 31, 2000, 2001 and 2002 from our audited financial statements. We derived the historical data for the six-month periods ended June 30, 2002 and 2003 from our unaudited financial statements. You should read these tables along with our financial statements and related notes that are incorporated by reference in this prospectus.

				Six Months Ended
	Year Ended December 31,			June 30,

	2002	2001	2000	2003	2002

	(in millions, except share and per share data)
Statement of Operations Data:
Sales	$3,238.4	$2,880.0	$2,622.3	$1,697.9	$1,585.4
Cost of sales	2,383.3	2,142.8	1,974.0	1,251.6	1,166.8

Gross profit	855.1	737.2	648.3	446.3	418.6
Selling, general and administrative expense	612.2	546.4	494.0	318.5	303.6
Restructuring and other charges (credits)(1)	(2.2)	59.7	(2.0)	—	(1.5)

Income from operations	245.1	131.1	156.3	127.8	116.5
Interest expense	91.3	99.5	99.1	38.9	46.8
Other expense, net(2)	12.3	1.3	19.4	47.6	11.8

Income before income taxes and cumulative effect of accounting change	141.5	30.3	37.8	41.3	57.9
Income tax provision	44.8	13.9	15.1	9.2	18.0

Income before cumulative effect of accounting change	96.7	16.4	22.7	32.1	39.9
Cumulative effect of accounting change, net of tax(3)	(46.1)	—	—	—	(46.1)

Net income (loss)(4)	$50.6	$16.4	$22.7	$32.1	$(6.2)

Basic income per common share before cumulative effect of accounting change	$1.77	$0.33	$0.57	$0.59	$0.73
Cumulative effect of accounting change, net of tax	(0.84)	—	—	—	(0.85)

Basic net income (loss) per common share	$0.93	$0.33	$0.57	$0.59	$(0.12)

Diluted income per common share before cumulative effect of accounting change	$1.67	$0.31	$0.51	$0.55	$0.69
Cumulative effect of accounting change, net of tax,	(0.80)	—	—	—	(0.80)

Diluted net income (loss) per common share	$0.87	$0.31	$0.51	$0.55	$(0.11)

Weighted average common shares outstanding:
Basic	54.5	49.4	40.1	54.8	54.4

Diluted	57.9	53.0	44.4	58.2	57.8

Other Financial Data:
Cash flows provided by (used in):
Operating activities	$159.3	$158.6	$107.2	$100.0	$65.6
Investing activities	(105.4)	(419.6)	(57.1)	(40.2)	(16.4)
Financing activities	(94.6)	270.0	(32.8)	(51.6)	(82.3)

	As of
	December 31,		As of June 30,

	2002	2001	2003

	(in millions)
Balance Sheet Data (at end of period):
Working capital	$186.1	$120.1	$232.6
Total assets	1,871.4	1,839.2	1,931.8
Long-term liabilities	1,154.6	1,178.2	1,161.1
Stockholders’ equity	133.5	23.3	193.3

(1)	During 2002, we recorded an aggregate net restructuring credit of $2.2 million for the reversal of certain costs accrued in the 2001 Restructuring Plan. The restructuring credits are primarily related to a reduction in estimated severance costs due to the benefit of attrition. During the first quarter of 2001, we adopted and commenced implementation of a streamlining plan aimed at improving our operations, largely through office, warehouse and manufacturing facility consolidations and the discontinuance of certain product lines. In connection with this plan, we recorded a restructuring charge of $18.1 million in the first quarter of 2001. During the fourth quarter of 2001, we commenced implementation of a plan focused on further integration of the international operations and recent acquisitions and the continued streamlining of the domestic operations, including the consolidation of certain distribution centers. As a result of these actions, we recorded a restructuring charge of $8.9 million. During the fourth quarter of 2001, we also reversed $0.8 million of accruals from restructuring charges recorded in years prior to 2001 due to actual costs being lower than originally estimated. In addition, in March 2001, we accelerated the vesting of options to purchase approximately 2.3 million shares of common stock having an average exercise price of $20.85 per share. These options were then converted into the right to receive approximately 1.0 million shares of common stock, which were issued and deposited into a “rabbi trust.” As a result of these transactions, we recorded a primarily non-cash compensation charge of $33.5 million during the first quarter of 2001. In 2000, we recorded a restructuring credit of $2.0 million, consisting of $0.7 million related to revisions in estimated separation costs and $1.3 million related to revised estimates in total costs for restructuring charges prior to 2000.

(2)	Other expense, net, includes a $11.2 million charge associated with the repayment of our bank term debt in 2002, and a $23.6 million charge for the write down of certain internet-related investments in 2000. In addition, for the six months ended June 30, 2003, other expense, net, includes a charge of $45.6 million, consisting of $27.3 million of call premiums and $18.3 million of deferred financing charges, a $3.7 million charge to mark-to-market certain financial instruments and $1.4 million of dividend income from an investment in preferred stock.

(3)	During the second quarter of 2002, we completed our transitional assessment in accordance with Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) to determine if goodwill was impaired as of January 1, 2002. As a result, we recorded a non-cash charge of $63.8 million ($46.1 million, net of tax), reflecting the cumulative effect of the accounting change to adjust goodwill to fair value.

(4)	In accordance with SFAS 142, we discontinued the amortization of goodwill effective January 1, 2002. The following is a reconciliation of net income (loss), as reported, to net income (loss) and net income (loss) per common share for the periods presented, excluding goodwill amortization, net of tax:

	Year Ended			Six Months
	December 31,			Ended June 30,

	2002	2001	2000	2003	2002

	(in millions, except per share data)
Net income (loss), as reported	$50.6	$16.4	$22.7	$32.1	$(6.2)
Goodwill amortization, net of tax	—	14.4	11.1	—	—

Net income (loss), excluding goodwill amortization	$50.6	$30.8	$33.8	$32.1	$(6.2)

Net income (loss) per common share, excluding goodwill amortization
Basic	$0.93	$0.62	$0.84	$0.59	$(0.12)
Diluted	$0.87	$0.58	$0.76	$0.55	$(0.11)

DESCRIPTION OF CERTAIN INDEBTEDNESS AND THE SECURITIZATION FACILITY

       We are describing below the principal indebtedness that we have incurred since February 2003 as well as our accounts receivables facility. We have financed the purchase price for the Perbio Acquisition principally through incurrences of indebtedness, including (a) the sale of $300 million principal amount of our 2.50% convertible senior notes due 2023, (b) the sale of $150 million principal amount of our 8% senior subordinated notes due 2013, and (c) the borrowing of an additional $250 million of term loans under our senior secured facility.

       As of June 30, 2003, as adjusted to give effect to all of these borrowings, we had approximately $1,634.0 million of total debt. In addition, as of June 30, 2003, we had the ability to incur an additional aggregate amount of $372.3 million under our existing accounts receivable securitization and revolving credit facilities; further borrowing under those facilities or incurring any other additional indebtedness would likely increase our leverage and the risks therefrom. Our debt agreements permit us to incur or guarantee additional indebtedness, subject to limitations set forth in those agreements.

       Our substantial indebtedness could have important consequences to you. Our high leverage could negatively affect our operations in a number of ways, including:

•	we may be unable to obtain additional financing for our operations or for acquisitions or expansions;

•	we must dedicate a significant part of our cash flow from operations to payments on our debt, thereby reducing funds available for other corporate purposes; and

•	the level of our debt could limit our flexibility in responding to downturns in our business.

In addition, we will be required to repay the indebtedness under our various debt agreements as that indebtedness matures. We may not have sufficient funds or we may be unable to arrange for additional financing to pay these amounts when they become due.

Credit facility

       On February 14, 2003, we entered into a new credit facility that replaced our prior credit facility, and in connection with the Perbio Acquisition, we amended and restated this credit facility on September 10, 2003 (the “Credit Facility”) to provide for, among other things, an additional $250 million term loan facility as part of the financing of the Perbio Acquisition. The following summarizes the terms of our Credit Facility, a copy of which is filed as exhibit 10.1 to our current report on Form 8-K, filed with the Securities and Exchange Commission on September 18, 2003.

       The Credit Facility consists of (i) a $400 million term loan facility (the “Original Term Loan Facility”), (ii) a $250 million term loan facility (the “Tranche B-1 Term Loan Facility” and together with the Original Term Loan facility, the “Term Loan Facilities”), (iii) a $175 million revolving credit facility (the “Revolving Credit Facility”) and (iv) upon request, and subject to the fulfillment of certain conditions, an additional incremental term loan facility (the “Incremental Term Loan Facility”) of up to a maximum amount that varies depending, among other things, on the level of our financial covenants and the amount of senior unsecured debt incurred by us since February 14, 2003. JPMorgan Chase Bank is the Administrative Agent for the syndicate of lenders providing the Credit Facility, J.P. Morgan Securities Inc. is the Advisor and Bookrunner and is a Co-Arranger, Deutsche Bank Securities Inc. is a Co-Arranger and Syndication Agent and Credit Suisse First Boston, acting through its Cayman Islands branch, is a Syndication Agent.

       We borrowed a portion of the Revolving Credit Facility on February 14, 2003 to refinance amounts outstanding under the $175 million revolving credit portion of our prior credit facility. On March 21, 2003, we drew $400 million under the Original Term Loan Facility to finance the redemption of our then-remaining 9% Senior Subordinated Notes due 2008. On September 10,

2003, we drew $250 million under the Tranche B-1 Term Loan Facility in connection with financing a portion of the purchase price for the Perbio Acquisition.

       The loans under the Revolving Credit Facility bear interest at our election at either the Adjusted LIBO Rate plus a margin of between 2.25% and 3.00% per annum, or at the Prime Rate plus a margin of between 1.25% and 2.00% per annum, depending in each case on our total leverage ratio. The loans under the Original Term Loan Facility bear interest at our election at either the Adjusted LIBO Rate plus a margin of 2.50% per annum or the Prime Rate plus 1.50% per annum. The loans under the Tranche B-1 Term Loan Facility bear interest at our election at either the Adjusted LIBO Rate plus a margin of 2.25% per annum or the Prime Rate plus 1.25% per annum. Commitment fees are payable on the unborrowed amounts of the Revolving Credit Facility (which shall be determined without taking into account any local currency loan described below) at a rate of between 0.375% and 0.50% per annum, depending on our total leverage ratio, while such commitments remain outstanding.

       The “Adjusted LIBO Rate” is equal to (subject to rounding upwards) the LIBO rate for U.S. dollar loans (except where otherwise indicated below) multiplied by a fraction, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages established by the Federal Reserve Board (or applicable local governmental authority) to which the Administrative Agent is subject with respect to such adjusted LIBO rate. The “Prime Rate” is a fluctuating interest rate equal to the higher of (i) the rate of interest announced publicly by a reference bank as its prime rate and (ii) a rate equal to (subject to rounding upwards)  1/2 of 1% per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.

       The Revolving Credit Facility includes a sub-limit for the issuance of letters of credit. The Credit Facility permits borrowers to be designated in the future to borrow loans denominated in their local currencies from individual lenders thereunder, either on a negotiated basis or through a competitive bidding process. Negotiated local currency loans bear interest at the negotiated rate and loans obtained pursuant to a competitive bidding process bear interest at a rate equal either to (subject to rounding upwards) (a) the Adjusted LIBO Rate (determined by reference to the LIBO rate for the specified currency and the related reserve requirements promulgated by the applicable governmental authority) plus a margin specified by the applicable lender or (b) a fixed rate specified by such lender. These local currency loans will reduce the availability of the Revolving Credit Facility.

       Prime Rate interest is payable quarterly in arrears and interest based on the Adjusted LIBO Rate is payable in arrears at the earlier of (i) the end of the applicable interest period and (ii) every three months after the first day of the relevant interest period. Borrowings bearing interest at a rate determined by reference to the Adjusted LIBO Rate are available in one-, two-, three- or six-month interest periods or, in certain cases, in nine-month or one–week interest periods.

       The commitments under the Revolving Credit Facility expire, and the loans outstanding thereunder mature, on March 31, 2008. The Term Loan Facilities require us to make quarterly repayments of principal equal to approximately $1.6 million each through March 31, 2009, and quarterly repayments of principal equal to $152.9 million each beginning June 30, 2009 through the maturity of the Term Loan Facilities on March 31, 2010.

       Our obligations under the Credit Facility, as well as under certain swap and other similar agreements with the lenders, or parties related thereto (collectively, the “Obligations”), are secured by substantially all our assets and the assets of our material domestic subsidiaries as well as of the parent of the subsidiary formed for purposes of a receivable financing and each domestic subsidiary borrower (each, a “Grantor”), including a pledge of stock or other ownership interests of all material domestic subsidiaries that are direct subsidiaries of any Grantor and the limited liability company interests of the receivables subsidiary, but generally limited to a pledge of 65% of the stock or other ownership interests of material foreign subsidiaries and material foreign subsidiary holding companies, in each case that is a direct subsidiary of any Grantor. The Obligations are further guaranteed by us and certain of our subsidiaries. Our 7 1/8% senior notes due 2005 issued and outstanding under the indenture, dated as of December 18, 1995, are equally and ratably secured with respect to certain collateral.

       The Credit Facility requires us to meet the following financial tests:

Interest Expense Coverage Ratio. We cannot permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio

June 30, 2003 to and including December 31, 2003	2.75 to 1.00
January 1, 2004 to and including December 31, 2004	3.00 to 1.00
Thereafter	3.25 to 1.00

Total Leverage Ratio. We cannot permit the Total Leverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio

June 30, 2003 to and including December 31, 2003	4.75 to 1.00
January 1, 2004 to and including December 31, 2004	4.50 to 1.00
January 1, 2005 to and including December 31, 2005	4.00 to 1.00
Thereafter	3.50 to 1.00

Senior Leverage Ratio. We cannot permit the Senior Leverage Ratio as of the last day of any fiscal quarter ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio

June 30, 2003 to and including December 31, 2003	3.75 to 1.00
January 1, 2004 to and including December 31, 2004	3.50 to 1.00
Thereafter	3.00 to 1.00

       The Credit Facility contains additional covenants, including, without limitation, restrictions on (a) indebtedness, (b) the incurrence of liens, (c) loans and investments, as well as prohibitions on the payment of dividends to, or the repurchase or redemption of stock from, shareholders, (d) the sale of assets, (e) mergers, acquisitions and other business combinations, (f) voluntary prepayment of certain debt of the Company or its subsidiaries, (g) transactions with affiliates, (h) entry into swap or similar agreements, (i) capital expenditures and various financial covenants and (j) other matters customarily restricted in such credit facilities. Pursuant to the terms of the Credit Facility, and subject to applicable grace periods, in certain circumstances, a default will occur upon the non-payment of principal or interest when due under the Credit Facility or upon the non-fulfillment of the covenants described above, or upon the occurrence of certain changes in control of the ownership of the Company or of any of various other events described therein. If such a default occurs, the lenders under the Credit Facility will be entitled to accelerate the amounts due under the Credit Facility and may require all such amounts to be immediately paid in full. The lenders under the Credit Facility may also take all remedies permitted to be taken by a secured creditor under the security documents entered into to secure the Credit Facility and the Uniform Commercial Code. Loans under the Term Loan Facility are required to be prepaid with 100% of net cash proceeds of certain asset sales, certain insurance and condemnation proceeds and certain debt issuances of the Company or any of its subsidiaries.

Convertible notes

       On July 7, 2003, we sold in a private offering $300 million principal amount of our 2.50% convertible senior notes due 2023. These notes are unsecured. These notes have not been registered with the SEC, but we have agreed to use our reasonable best efforts to cause to become effective, within 210 days after July 7, 2003, a shelf registration statement with respect to the resale of these notes and the sale of the shares of common stock issuable upon conversion of these notes.

       Interest on the notes is payable on April 1 and October 1 of each year. The notes mature on October 1, 2023. The notes may be converted into shares of our common stock (unless earlier redeemed or repurchased by us) under the following circumstances: (1) note holders may convert their notes on any date on or prior to October 1, 2018, if the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the first day of such conversion period was more than 120% of the then current conversion price of the notes; (2) if, on any date after October 1, 2018, the closing sale price of our common stock is more than 120% of the then current conversion price of the notes, then note holders will have such conversion right at all times thereafter; (3) we have called the notes for redemption; (4) we distribute to all or substantially all holders of our common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution; (5) we distribute to all or substantially all holders of our common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution; or (6) during any period in which the credit rating of the notes assigned by Moody’s is Caa1 or lower and by Standard & Poor’s is CCC+ or lower, or neither Moody’s (or its successors) nor Standard & Poor’s (or its successors) continue to rate the notes.

       Upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. The initial conversion rate is 21.0686 shares of common stock per each $1,000 principal amount of notes. This is equivalent to an initial conversion price of $47.46 per share.

       Note holders may also convert their notes into shares of our common stock for the five business day period after any five consecutive trading day period in which the average trading price for the notes was less than 97% of the average conversion value for the notes during that period; provided, however, if such five trading day period ends after October 1, 2018 and, at the time of the conversion, the closing sale price of shares of our common stock is greater than the then current conversion price of the notes and less than or equal to 120% of the then current conversion price of the notes and note holders surrender their notes for conversion, note holders will receive, at our option, cash, common stock or a combination of cash and common stock with a value equal to the principal amount of their notes on such conversion date. If we elect to pay to note holders in cash or in a combination of cash and common stock, our common stock will be valued at 100% of the average closing sale price for the five trading days ending on the third trading day preceding the conversion date.

       On or after October 2, 2010, we have the option to redeem all or a portion of the notes that have not been previously converted or repurchased at a redemption price of 100% of the principal amount plus accrued interest and liquidated damages owed, if any, to the redemption date. Note holders have the option, subject to certain conditions, to require us to repurchase any notes held by them on October 1, 2010, October 1, 2015 and October 1, 2020, or upon a change in control, at prices equal to 100% of the principal amount of the notes plus accrued interest and liquidated damages owed, if any, to the date of repurchase. We will pay the repurchase price for any notes repurchased on October 1, 2010 in cash. We may choose to pay the repurchase price for any notes repurchased on October 1, 2015 or October 1, 2020 in cash, shares of our common stock, or a combination of cash and shares of our common stock; provided, however, that we may, at our sole discretion, terminate at any time our right to pay all or a portion of the repurchase price on either of these dates in shares of our common stock. If we elect to pay note holders in common stock or a combination of cash and common stock, our common stock will be valued at 95% of the average closing sale price for the five trading days ending on the third trading day preceding the applicable purchase date. In addition, upon a change in control, note holders will have the right, subject to certain conditions and restrictions, to require us to repurchase some or all of their notes at a price equal to 100% of the principal amount, plus any accrued and unpaid interest and liquidated damages owed, if any, to the date of purchase.

8% Senior Subordinated Notes

       On August 20, 2003, we sold in a private offering $150 million principal amount of our 8% senior subordinated indebtedness due 2013. These notes were issued under an indenture dated as of August 20, 2003 by and between us and J.P. Morgan Trust Company, National Association, as trustee.

       The 8% senior subordinated notes mature on September 1, 2013, and interest on them accrues at the rate of 8% per annum and is payable semiannually in cash on each March 1 and September 1, commencing on March 1, 2004.

       The 8% senior subordinated notes are our unsecured senior subordinated obligations and will be subordinated in right of payment to all our existing and future senior debt, including the debt under the Credit Facility, our 2.50% convertible senior notes due 2023, and our 7 1/8% senior notes due 2005. The 8% senior subordinated notes rank equally in right of payment with our other senior subordinated debt, including the $350 million principal amount of our 8 1/8% senior subordinated notes due 2012.

       We can redeem the notes at our option, in whole or in part on a pro rata basis at any time and from time to time, on and after September 1, 2008 at specified redemption prices. At any time prior to September 1, 2008, we may redeem the notes at a redemption price of 100% of their principal amount plus a specified make-whole premium. Also, on or prior to September 1, 2006, at our option, we may redeem in the aggregate up to 40% of the aggregate principal amount of the notes at a redemption price equal to 108% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of one or more equity offerings.

       If a change of control triggering event occurs, each holder of the notes will have the right to require us to purchase such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of purchase. On and after September 1, 2008, we may exercise our optional redemption right to redeem all or a portion of the notes, at specified redemption prices, even if a change of control has occurred. After September 1, 2011, this redemption price will be lower than the price we have to pay if holders require us to purchase the notes upon the occurrence of a change of control. If a change of control triggering event occurs, prior to repurchasing the notes, we must first either repay our credit facility or get a waiver or consent from the lenders under our credit facility to repurchase the notes from the note holders.

       The indenture restricts our ability and the ability of our restricted subsidiaries to, among other things: incur additional indebtedness; pay dividends or make other distributions in respect of its capital stock; repurchase equity interests or subordinated indebtedness; create certain liens; enter into certain transactions with affiliates; consummate certain asset sales; and merge or consolidate.

       The indenture pursuant to which the notes were issued sets forth certain events the occurrence of which constitutes an event of default. An event of default occurs if, among other things, Fisher: fails to pay interest when due for 30 days; fails to pay principal when due; defaults in the performance of a covenant regarding the merger or sale of substantially all assets of Fisher; defaults in the observance or performance of other covenants for 30 days after written notice from the trustee or holders representing 25% or more of the outstanding principal amount of the notes; fails to pay or has accelerated certain other indebtedness aggregating $25 million or more; is subject to one or more unpaid judgments aggregating $25 million or more; or, or one of its subsidiaries, files for or is otherwise subject to a declaration of bankruptcy. Upon the happening of any event of default, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to Fisher and the trustee specifying the respective event of default and that it is a “notice of acceleration,” and the notes shall become immediately due and payable. If an event of default with respect to bankruptcy proceedings of Fisher occurs and is continuing, all notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

       Our 8% senior subordinated notes have not been registered with the SEC. Under a registration rights agreement with the initial purchasers of the notes, however, we have agreed to use our reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the notes for other freely tradeable notes, which we call the exchange notes, issued by us and that are registered with the SEC and that have substantially identical terms as the notes. If we are not able to effect the exchange offer, we will use our reasonable best efforts to file and cause to become effective a shelf registration statement relating to resales of the notes. We will be obligated to pay additional interest on the notes if we do not complete the exchange offer by the date specified in the registration rights agreement or, if required, the shelf registration statement is not declared effective by the date specified in the registration rights agreement, and in certain other circumstances.

Securitization facility

       On February 14, 2003, we entered into a new receivables securitization facility (“Receivables Securitization”), which provides for the sale, on a revolving basis, of all of the accounts receivable of Fisher Scientific Company L.L.C., Cole-Parmer Instrument Company, Fisher Clinical Services Inc., and Fisher Hamilton L.L.C. to FSI Receivables Company LLC, formerly named FSI Receivables Corp. (“FSI”), a special purpose, bankruptcy remote indirect wholly owned subsidiary of the Company. On the same date, FSI and Fisher, as servicer, entered into a receivables transfer agreement with certain financial institutions, which provides for the transfer on a revolving basis of an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum amount of $225 million to be funded in cash from time to time to FSI. Under the terms of the Receivables Securitization, the originators retain collection and administrative responsibilities for the receivables in the pool. The effective funded interest rate on the Receivables Securitization Facility is approximately one month LIBOR plus an annual commitment fee of 45 basis points. The unfunded annual commitment fee is 25 basis points.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

       The following is a general discussion of certain United States federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion only addresses tax considerations for beneficial owners of our common stock that hold our common stock as “capital assets,” within the meaning of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to specific beneficial owners of our common stock in light of their particular circumstances or to beneficial owners of our common stock subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, expatriates, partnerships, other pass-through entities, persons who hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons deemed to sell our common stock under the constructive sale provisions of the Code). This discussion does not address any U.S. state and local or non-U.S. tax considerations relating to the acquisition, ownership and disposition of our common stock.

       As used in this discussion, the term “U.S. Holder” means a beneficial owner of our common stock that is a U.S. person and is not a partnership for U.S. federal income tax purposes. A U.S. person means a person that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation or partnership created or organized in or under the laws of the U.S. or of any State or political subdivision thereof or therein, including the District of Columbia (other than a partnership that is not treated as a U.S. person under applicable Treasury regulations);

•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

•	a trust with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

       The term “non-U.S. Holder” means a beneficial owner of our common stock that is neither a U.S. person nor a partnership for U.S. federal income tax purposes.

       Beneficial owners of our common stock are urged to consult their own tax advisors as to the particular tax considerations for them relating to the acquisition, ownership and disposition of our common stock, including the applicability of U.S. federal, state or local tax laws or non-U.S. tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

U.S. Holders

       The following is a general discussion of certain U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our common stock by a U.S. Holder.

Distributions on Common Stock

       Distributions, if any, made on our common stock generally will be included in the income of a U.S. Holder as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder’s basis in the common stock and thereafter as gain from a sale or exchange of common stock. Such gain will be long-term capital gain if the U.S. Holder’s holding period in the common stock is more than one year at the time of the distribution. A dividend distribution to a corporate U.S. Holder may qualify for a dividends received deduction, and such a distribution to a non-corporate U.S. Holder on or before December 31, 2008 will generally be taxed at a reduced maximum marginal tax rate.

Sale or Exchange of Common Stock

       Upon the sale or exchange of our common stock, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such U.S. Holder’s adjusted tax basis in the common stock. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the common stock is more than one year at the time of the sale or exchange. Long-term capital gains of non-corporate taxpayers are generally taxed at a reduced maximum marginal tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

       In general, payments made on our common stock and proceeds from the sale or other disposition of our common stock may be subject to backup withholding. In general, backup withholding will apply to a non-corporate U.S. Holder if such U.S. Holder:

•	fails to furnish, under penalties of perjury, its Taxpayer Identification Number, or TIN (which for an individual is the holder’s Social Security number);

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest and dividends; or

•	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and is a U.S. person and has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

       Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, provided that the required procedures are followed.

       A U.S. Holder will also be subject to information reporting with respect to payments on our common stock and proceeds from the sale or other disposition of our common stock, unless such U.S. Holder is a corporation or other exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

       The following is a general discussion of certain U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock by a Non-U.S. Holder.

Distributions on Common Stock

       Distributions, if any, made on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on our common stock held by a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable) unless the dividend is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, in which case the dividend will be subject to U.S. federal income tax on net income in the manner applied to U.S. Holders generally (and with respect to corporate holders under certain circumstances, the branch profits tax). A Non-U.S. Holder may be required to satisfy certain requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

Sale or Exchange of Common Stock

       A Non-U.S. Holder of our common stock will generally not be subject to U.S. federal income tax on gains realized on the sale or exchange of our common stock unless (1) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or exchange, and certain conditions are met, (2) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, (3) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates, or (4) we are a U.S. real property holding corporation within the meaning of the Code. In the case of exception (2) above, Non-U.S. Holders that are corporations may also be subject to a branch profits tax at a rate of 30% (or reduced rate under an applicable treaty).

       Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we are currently a U.S. real property holding corporation or that we will become one in the future. If we nevertheless did become a U.S. real property holding corporation, then, among other circumstances, an exemption would generally apply to the sale of our common stock by a Non-U.S. Holder if such Non-U.S. Holder at no time actually or constructively owned more than 5% of our outstanding common stock, assuming our common stock is at all times regularly traded on an established securities market, as prescribed by regulations.

U.S. Federal Estate Tax

       Our common stock held by an individual Non-U.S. Holder who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) generally will be included in such holder’s estate for U.S. federal estate tax purposes, unless an applicable tax treaty provides otherwise.

Backup Withholding and Information Reporting

       Generally, we must report annually to the IRS and to each Non-U.S. Holder any dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

       Generally, information reporting and backup withholding of United States federal income tax at the applicable rate may apply to payments made by us or our paying agent to a Non-U.S. Holder if such holder fails to make the appropriate certification that the holder is not a U.S. person or if we or our paying agent has actual knowledge or reason to know that the payee is a U.S. person.

       Payments of the proceeds of the sale of our common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but not backup withholding, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is not a U.S. person. Payments of the proceeds of a sale of our common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a non-U.S. person or otherwise establishes an exemption.

       Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder of our common stock will be allowed as a credit against such holder’s U.S. federal income tax, if any, or will be otherwise refundable, provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING

       We are offering the shares of common stock described in this prospectus supplement through the underwriter, Banc of America Securities LLC. We have entered into a firm commitment underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the shares of common stock offered hereby.

       The underwriting agreement is subject to a number of terms and conditions and provides that the underwriter must buy all of the shares if it buys any of them. The underwriter will sell the shares to the public when and if the underwriter buys the shares from us.

       The underwriter initially will offer the shares to the public at the price specified on the cover page of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock by the underwriter, and

•	the underwriter’s right to reject orders in whole or in part.

       Over-Allotment Option. We have granted the underwriter an over-allotment option to buy up to 995,179 additional shares of our common stock at the same price per share as they are paying for the 6,634,526 firm shares. These additional shares would cover sales of shares by the underwriter which exceed the total number of firm shares offered hereby. The underwriter may exercise this option at any time within 30 days after the date of this prospectus supplement. If purchased, the additional shares will be sold by the underwriter on the same terms as those on which the other shares are sold. We will pay the expenses associated with the exercise of this option.

       Discount and Commissions. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by us. These amounts are shown assuming no exercise and full exercise of the underwriter’s option to purchase additional shares.

       We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $1.0 million.

Paid by Us

	No Exercise	Full Exercise

Per Share	$1.43	$1.43

Total	$9,487,372.18	$10,910,478.15

       Our common stock is listed on the New York Stock Exchange, under the symbol “FSH”.

       Stabilization. In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions; and

•	imposition of penalty bids and purchases to cover positions created by short sales.

       Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress.

Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

       The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the over-allotment option.

       A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

       The underwriter also may impose a penalty bid on dealers participating in the offering. This means that the underwriter may reclaim from any dealers participating in the offering the commissions or selling concession on shares sold by them and purchased by the underwriter in stabilizing or short covering transactions.

       These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences the activities, it may discontinue them at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

       We have agreed, and our executive officers have agreed, that during the period beginning on the date hereof and continuing until the date 90 days after the date of this prospectus supplement in the case of the Company and 30 days after the date of this prospectus supplement in the case of our executive officers, and subject to limited exceptions as further described in this paragraph, we and they will not offer, sell, contract to sell or otherwise dispose of any shares of common stock, or any securities convertible, exchangeable or exercisable for common stock or substantially similar securities, without the prior written consent of Banc of America Securities LLC. Notwithstanding the foregoing sentence, an offer, sale, contract to sell or other disposition of such shares of common stock or other securities of the Company may be made (i) by us pursuant to an acquisition transaction, provided, however, that any recipient of such shares or other securities pursuant to such acquisition transaction agrees to receive and hold such shares or other securities until the date 90 days after the date of this prospectus supplement (except as permitted with respect to executive officers as described in clause (ii) below) and (ii) by any executive officer, at any time after the date on which such person ceases to be an officer of the Company.

       The underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 or the FSMA” received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

       Indemnification. We will indemnify the underwriter against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriter may be required to make in respect of those liabilities.

       Conflicts. The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which services they have received, and may in the future receive, customary fees.

VALIDITY OF THE COMMON STOCK

       The validity of the common stock will be passed upon for us by Debevoise & Plimpton, 919 Third Avenue, New York, New York, 10022, and for the underwriter by Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York,10005.

Fisher Scientific International Inc.

Debt Securities

Common Stock
Preferred Stock
Warrants
Depositary Shares
Stock Purchase Contracts
Stock Purchase Units

       By this prospectus, we may offer from time to time up to $750,000,000 of any combination of the securities described in this prospectus.

       We will provide specific terms of the securities we are offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. A supplement may also change or update information contained in this prospectus.

       We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement.

       Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

       Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 15, 2003.

i

ABOUT THIS PROSPECTUS

       This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in the prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Incorporation by Reference.” You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

       No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Fisher Scientific International Inc., or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Fisher Scientific International Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

       Unless the context otherwise requires, “we,” “us,” “our,” “Fisher” and “the Company” refer to Fisher Scientific International Inc.

ii

FISHER SCIENTIFIC INTERNATIONAL INC.

Our Business

       We are a world leader in serving science. We offer more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of our broad product offering, electronic commerce capabilities and integrated global logistics network, we serve as a one-stop source of products, services and global procurement solutions for our customers.

       We offer an array of products and services to the scientific research, clinical laboratory and safety markets. Our products include scientific instruments and equipment, clinical consumables, diagnostic reagents, organic and inorganic chemicals, safety and clean-room supplies and laboratory workstations. We offer both proprietary products and products that we source from more than 6,000 vendors. We generate approximately 80% of our revenues from the sale of consumable products. Our proprietary products consist of self-manufactured products, Fisher branded products and products for which we serve as the exclusive distributor. Approximately 40% of our revenues are generated from the sale of higher margin proprietary products. We offer a range of services that includes pharmaceutical packaging for Phase III and Phase IV clinical trials, contract manufacturing, custom chemical synthesis, customized laboratory procurement services and laboratory-instrument calibration and repair.

       We have assembled an integrated global logistics network through which we service our customers. This network, together with our order entry and inventory management systems, allows us to deliver products and provide services on a rapid basis worldwide. We make over 25,000 shipments each day. In the United States, we ship approximately 95% of all orders within 24 hours of order placement. We deliver our products through third party carriers and our own fleet of 85 delivery vehicles.

       Fisher was founded in 1902 by Chester G. Fisher and was incorporated as a Delaware corporation in 1991. Through organic growth and acquisitions we have established ourselves as a world leader in serving science.

Corporate Information

       Our principal executive offices are located at One Liberty Lane, Hampton, New Hampshire 03842, and our telephone number is (603) 926-5911. Our website is located at www.fisherscientific.com. The information on our website is not part of this prospectus. In this prospectus, we “incorporate by reference” certain information that we file with the SEC. See “Incorporation by Reference” for information regarding the documents incorporated by reference herein.

RISK FACTORS

       In addition to the risks and uncertainties described below, we will include risk factors, if appropriate, in the prospectus supplement relating to any securities issued pursuant to this prospectus. You should carefully consider the risk factors described below and the risk factors in any prospectus supplement and in our reports to the SEC incorporated by reference into this prospectus, along with the other information in this prospectus and any prospectus supplement, before deciding whether to purchase any securities we may offer pursuant thereto. If any of the following risks or the risks contained in the prospectus supplement or our reports to the SEC actually occur, our business and operating results could be harmed. This could cause the value of the purchased securities to decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our compliance with restrictions and covenants in our debt agreements may harm our business by limiting our ability to take corporate actions.

       Our debt agreements contain a number of covenants that significantly restrict our operations, our ability to issue additional debt and our ability to pay dividends. Under our credit facility we are also required to comply with specific financial ratios and tests, including maximum leverage ratios and minimum EBITDA to cash interest expense ratios. We may not be able to comply in the future with these covenants or restrictions as a result of events beyond our control, such as prevailing economic, financial and industry conditions. If we default in the performance of the covenants in our debt agreements, our lenders could declare all the principal and interest amounts outstanding due and payable and terminate their commitments to extend credit to us in the future. If we are unable to secure credit in the future, we may be unable to pursue business opportunities or strategic investments that we need to undertake. In addition, if we or any restricted subsidiary are not in compliance with certain of the financial covenants contained in the indenture relating to our 8% senior subordinated notes due 2013, our ability to consummate our acquisition and investment strategy will be impaired and will require prior approval or waiver by the holders of those notes.

Our results of operations depend on our customers’ research and development efforts; these efforts and the spending on them are beyond our control, and our results of operations may be harmed if our customers do not expend sufficient resources on these activities.

       A significant number of our customers include entities active in scientific or technological research in the life science, clinical laboratory and industrial safety supply markets in the United States and internationally. Research and development budgets and activities have a large effect on the demand for our products and services. Our customers determine their research and development budgets based on several factors, including the need to develop new products, competition and the general availability of resources. In addition, as we continue to expand our international operations, the research and development spending levels in other global markets will become increasingly important to us. We expect continued increase in scientific and technology-related research and development spending in the United States and worldwide, although we cannot give any assurances, and such spending may decrease or become subject to cyclical swings.

Our growth strategy to acquire new businesses may not be successful and the integration of future acquisitions may be difficult and disruptive to our ongoing business.

       Acquisitions are an important part of our growth strategy. Since 1991, we have acquired 34 businesses and we routinely review additional potential acquisition opportunities, including our acquisition of Perbio Science AB, a publicly traded Swedish company, in September 2003 (the

“Perbio Acquisition”). Despite our successful record in integrating the companies we have acquired, we have encountered a number of risks, including:

•	our management’s attention has been diverted to the integration of the operations of the acquired businesses;

•	we have had difficulties in integrating the operations and systems of the acquired businesses and in realizing the potential operating synergies; and

•	we have had difficulty in assimilating and retaining personnel and customers of the acquired companies.

       In addition, we compete with other companies to acquire suitable targets, and in the past have not been able to acquire certain targets that we sought. Also, certain of the businesses we acquired have not generated the cash flow and earnings, or yielded other benefits, that we anticipated at the time of their acquisition. We have at times encountered unanticipated costs or integration challenges at our acquired businesses. For example, we generally need to ensure that all quality standards and internal control procedures are quickly implemented at the acquired businesses. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, the acquisition may adversely affect our profitability.

The Perbio Acquisition is a material transaction for us and may not provide us with the anticipated strategic or commercial benefits.

       We believe that we will be able to realize important strategic and commercial benefits from the Perbio Acquisition through combining Perbio’s manufacturing capabilities in the life science market with our sales, marketing and distribution network. Despite these anticipated benefits, the Perbio Acquisition presents us with challenges. In accordance with Swedish law and custom relating to transactions involving publicly-traded Swedish companies, much of the information about Perbio that we have reviewed in detail to date consists only of publicly-available information, and information generated from publicly-available information. While we are generally satisfied with the process and results of our due diligence investigation to date, we will not have had complete access to information regarding Perbio and its results and operations prior to the consummation of the Perbio Acquisition. We cannot give any assurances that difficulties in integrating the operations of Perbio will not arise or that the strategic and commercial benefits we expect from the Perbio Acquisition will be realized. If we encounter substantial unanticipated costs, liabilities or other problems, the Perbio Acquisition may have an adverse effect on our results of operations or financial condition.

Our significant leverage could adversely affect our cash flow and prevent us from fulfilling our financial obligations, including making payments on the debt securities.

       As of June 30, 2003, as adjusted to give effect to our borrowings for the financing of the Perbio Acquisition (including the issuance of $300 million of our 2.50% convertible senior notes due 2023, the issuance of $150 million of our 8% senior subordinated notes due 2013, and additional term loan borrowings under our credit facility), we had approximately $1,759.0 million of total debt and approximately $1,251.3 million of senior debt outstanding. In addition, as of June 30, 2003, we had the ability to incur an additional aggregate amount of $372.3 million under our existing accounts receivable securitization and revolving credit facilities; further borrowing under those facilities or incurring any other additional indebtedness would likely increase our leverage and the risks therefrom. Our debt agreements permit us to incur or guarantee additional indebtedness, subject to limitations set forth in those agreements.

       Our substantial indebtedness could have important consequences to you. Our high leverage could negatively affect our operations in a number of ways, including:

•	we may be unable to obtain additional financing for our operations or for acquisitions or expansions;

•	we must dedicate a significant part of our cash flow from operations to payments on our debt, thereby reducing funds available for other corporate purposes; and

•	the level of our debt could limit our flexibility in responding to downturns in our business.

       In addition, we will be required to repay the indebtedness under our various debt agreements as that indebtedness matures. We may not have sufficient funds or we may be unable to arrange for additional financing to pay these amounts when they become due.

Because we rely heavily on third party package delivery services, any unanticipated disruptions in these services or significant increases in prices may disrupt our ability to ship products and increase our costs and lower our profitability.

       We ship a significant portion of our products to our customers through independent package delivery companies, such as UPS. We also maintain a small fleet of transportation vehicles dedicated to the delivery of our products. In 2002, we shipped approximately 65% of our products in the United States via UPS. We also ship our products through other carriers, including national and regional trucking firms, overnight carrier services and the U.S. Postal Service. If UPS or another third party package delivery provider experiences a major work stoppage, as UPS did in 1997, such that either our products would not be delivered in a timely fashion or we would incur additional shipping costs which we could not pass on to our customers, our costs may increase and our relationships with certain of our customers may be strained. In addition, if UPS or our other third party package delivery providers increase prices and we are not able to find comparable alternatives or make adjustments to our delivery network, our profitability would be harmed.

We may incur unexpected costs associated with compliance with environmental regulations.

       A number of our domestic and international operations involve and have involved the handling, manufacture or use or sale of substances that are or could be classified as toxic or hazardous substances. Some risk of environmental damage is inherent in our operations and the products we manufacture, sell or distribute. We have been named as a potentially responsible party for environmental contamination associated with various sites. We are currently implementing remedial measures at some of our facilities, including at two of our facilities in New Jersey. We have established reserves in the amount of $31.1 million as of June 30, 2003 for the potential costs of this remediation based on estimates of our management and environmental specialists. However, our actual costs may exceed those reflected in our reserves. In addition, future environmental damage resulting from our operations may occur, the costs of which may harm our business. We may also be liable for third party infringement claims in addition to primary liability. Future events, including changes in existing laws and regulations, identification of unknown conditions and the development of new remediation techniques, may also give rise to additional costs which could harm our business.

If we lose our key personnel, our business may be harmed.

       We depend heavily on the services of our senior management, including Paul M. Montrone, our chairman of the board and chief executive officer, and Paul M. Meister, our vice chairman of the board, both of whom are important to the implementation of our acquisition strategy and cost-control efforts. We believe that our future success will depend upon the continued services of our senior management. Our business may be harmed by the loss of any member of our senior management, including Mr. Montrone or Mr. Meister. We do not maintain key-man life insurance with respect to Mr. Montrone or Mr. Meister.

We are subject to economic, political and other risks associated with our significant international sales and operations.

       We conduct international operations through a variety of wholly owned subsidiaries, majority-owned subsidiaries, joint ventures, equity investments and agents located in North and South America, Europe, the Far East, the Middle East and Africa. A significant portion of the revenues of our international operations are generated in Europe. We are also exploring the possibility of expansion into other international markets. Expansion of these activities could increase the risks associated with our international operations. We derived approximately 18% of our total revenue from sales to customers located outside the United States in 2002 and approximately 17% in 2001. We anticipate that revenue from international operations will continue to represent a growing portion of our revenues. In addition, many of our manufacturing facilities, employees and suppliers are located outside the United States, including areas in Europe that are undergoing slow, if any, economic growth. In the past our sales and earnings have been harmed by a variety of factors resulting from our international operations, including:

•	changes in the political or economic conditions in a country or region, particularly in developing or emerging markets;

•	longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

•	trade protection measures and import or export licensing requirements;

•	differing tax laws and changes in those laws;

•	difficulty in staffing and managing widespread operations;

•	differing labor laws and changes in those laws;

•	differing protection of intellectual property and changes in that protection; and

•	differing regulatory requirements and changes in those requirements.

Our international operations expose us to exchange rate fluctuations.

       Approximately 18% of our revenues and expenses for 2002 were denominated in currencies other than the U.S. dollar. We own properties and conduct operations in Australia, Belgium, Canada, China, France, Germany, Hong Kong, Japan, Malaysia, Mexico, the Netherlands, Singapore, Switzerland and the United Kingdom. In 2002, fluctuations in the exchange rates between the U.S. dollar and other currencies reduced our net sales by approximately $17.0 million. Future fluctuations in exchange rates relative to the U.S. dollar could continue to adversely affect our revenues.

Our failure to maintain satisfactory compliance with the Food and Drug Administration’s regulations and those of other governmental agencies may force us to recall products and cease their manufacture and distribution.

       Some of our operations are subject to regulation by the U.S. Food and Drug Administration and similar international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with the Food and Drug Administration’s regulations or those of similar international agencies, we may have to recall products and cease their manufacture and distribution, which would increase our costs and reduce our revenues.

We may be unable to adjust to the rapid changes the healthcare industry is undergoing.

       In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs. These changes include:

•	the development of large and sophisticated purchasing groups of pharmaceuticals and medical and surgical supplies;

•	wider implementation of managed care;

•	legislative healthcare reform;

•	consolidation of pharmaceutical and medical and surgical supply distributors; and

•	cuts in Medicare spending.

       We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the delivery or pricing of healthcare services or mandated benefits, may cause healthcare industry participants to purchase fewer of our products and services or to reduce the price that they are willing to pay for our products or services.

Risks Related to Our Common Stock

We may issue preferred stock the terms of which could adversely affect the voting power or value of our common stock.

       Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. We have no present plans to issue any shares of preferred stock, and our ability to do so is limited by the terms of our credit facility and the indenture relating to our senior subordinated notes. However, if we did issue one or more classes or series of preferred stock, the terms thereof could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

Provisions of our charter documents may have anti-takeover effects that could prevent a change in control.

       Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See “Description of Capital Stock”.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

       This prospectus includes, and any prospectus supplement relating to any securities issued pursuant to this prospectus may include, forward-looking statements within the meaning of Section 7A of the Securities Act of 1933, or the Securities Act, and of Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that the assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

•	our outstanding indebtedness and leverage, and the restrictions imposed by our indebtedness;

•	the effects of domestic and international economic and business conditions on our businesses;

•	the high degree of competition of certain of our businesses, and the potential for new competitors to enter into these businesses;

•	the extent to which we undertake new acquisitions or enter into strategic joint ventures or partnerships, and the terms of any such acquisition or strategic joint venture or partnership;

•	future modifications to existing laws and regulations affecting the environment;

•	discovery of unknown contingent liabilities, including environmental contamination at our facilities and liability with respect to products we distribute and manufacture;

•	fluctuations in interest rates and in foreign currency exchange rates;

•	availability, or increases in the cost, of raw materials and other inputs used to make our products;

•	the loss of major customers or suppliers including any provider of shipping services; and

•	our ability to generate free cash flow or to obtain sufficient resources to finance working capital and capital expenditure needs.

       Words such as “anticipates”, “estimates”, “expects”, “projects”, “intends”, “plans”, “believes” and words and terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements. All forward-looking statements reflect our present expectations of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the “Risk Factors” section of this prospectus or in the “Risk Factors” section of any prospectus supplement, as well as any cautionary language in this prospectus or any prospectus supplement, provide examples of these risks and uncertainties.

       You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus, the date of any applicable prospectus supplement or the date of the document incorporated by reference in this prospectus or any prospectus supplement. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. You should review any additional disclosures we make in our Forms 10-K, 10-Q and 8-K filed with the SEC.

USE OF PROCEEDS

       Unless we state otherwise in a prospectus supplement, we intend to use the proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including working capital, capital expenditures, investments in or loans to subsidiaries, acquisitions, refinancing of debt, including short-term indebtedness, and the repurchase of equity. We will include a more detailed description of the use of proceeds of any specific offering of securities in the prospectus supplement relating to the offering.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS

TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

       The table below sets forth the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends of Fisher and its consolidated subsidiaries on a historical basis for each of the periods indicated:

Six Months
Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	2.0x	2.2x	2.5x	1.4x	1.4x	1.5x	—
Ratio of earnings to fixed charges and preferred stock dividends	2.0x	2.2x	2.5x	1.4x	1.4x	1.5x	—

       For the purpose of computing the above ratios, earnings consist of income (loss) before provision for income taxes and before adjustment for losses from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. We have not paid or declared dividends on preferred stock for any of the periods presented above. Due to Fisher’s pre-tax loss for the year ended December 31, 1998, the coverage ratio was less than 1:1. Fisher must generate additional pre-tax earnings of $60.3 million for the year ended December 31, 1998 to achieve a coverage ratio of 1:1.

DESCRIPTION OF THE DEBT SECURITIES

       We may offer unsecured general obligations, which may be senior debt securities, subordinated debt securities or junior subordinated debt securities. We refer to the senior debt securities, the subordinated debt securities and the junior subordinated debt securities together in this prospectus as the “debt securities.” The senior debt securities will rank equally with all of our other unsecured, unsubordinated obligations. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all of our senior debt, as described below under “— Subordination under the Subordinated Indenture.” The junior subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated indenture, to all of our senior debt (which includes for purposes of the junior subordinated indenture all debt issued under the subordinated indenture), as described below under ‘— Subordination under the Junior Subordinated Indenture.”

       We will issue the senior debt securities in one or more series under an indenture, which we refer to as the “senior indenture”, between us and the trustee to be named in the prospectus supplement relating to the offering of senior debt securities. We will issue the subordinated debt securities in one or more series under an indenture, which we refer to as the “subordinated indenture,” between us and the trustee to be named in the prospectus supplement relating to the offering of subordinated debt securities. We will issue the junior subordinated debt securities in one or more series under an indenture, which we refer to as the “junior subordinated indenture,” between us and the trustee to be named in the prospectus supplement relating to the offering of junior subordinated debt securities.

       The following description of the terms of the indentures is a summary. It summarizes only those portions of the indentures which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. The senior indenture, the subordinated indenture and the junior subordinate indenture are filed as exhibits to the Registration Statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the senior indenture, the subordinated indenture and the junior subordinated indenture.

       A substantial part of our operations are conducted through our subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of these subsidiaries will have priority with respect to the assets and earnings of these subsidiaries over the claims of creditors of Fisher, including holders of debt securities. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the debt securities.

       Unless we state otherwise in the applicable prospectus supplement, the indentures do not limit us from incurring or issuing other secured or unsecured debt under any of the indentures or any other indenture that we may have entered into or enter into in the future. The general provisions of the indentures do not protect you against transactions, such as a highly leveraged transaction, that may adversely affect you.

General Terms of the Debt Securities

       We may issue the debt securities in one or more series through an indenture that supplements the senior indenture, the subordinated indenture or the junior subordinate indenture, or through a resolution of our board of directors or an authorized committee of our board of directors. The aggregate principal amount of debt securities that we may issue under the indentures is unlimited.

       You should refer to the applicable prospectus supplement for the specific terms of the debt securities. These terms may include the following:

•	title of the debt securities,

•	any limit upon the aggregate principal amount of the series,

•	maturity date(s) or the method of determining the maturity date(s),

•	interest rate(s) or the method of determining the interest rate(s),

•	dates on which interest will be payable and circumstances, if any, in which interest may be deferred,

•	dates from which interest will accrue and the method of determining those dates,

•	place or places where we may pay principal, premium, if any, and interest and where you may present the debt securities for registration of transfer or exchange,

•	place or places where notices and demands relating to the debt securities and the indentures may be made,

•	redemption or early payment provisions,

•	sinking fund or similar provisions,

•	authorized denominations if other than denominations of $1,000,

•	currency, currencies, or currency units, if other than in U.S. dollars, in which the principal of, premium, if any, and interest on the debt securities is payable, or in which the debt securities are denominated,

•	any additions, modifications or deletions, in the events of default or covenants of Fisher specified in the indenture relating to the debt securities,

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity,

•	any additions or changes to the indenture necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the method of determining these amounts,

•	whether a temporary global security will be issued and the terms upon which these temporary debt securities may be exchanged for definitive debt securities,

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities,

•	identity of the depositary for global securities,

•	appointment of any paying agent(s),

•	the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash or property of Fisher or any other person and any changes to the indenture to permit or facilitate such conversion or exchange,

•	in the case of the subordinated indenture or the junior subordinated indenture, any provisions regarding subordination, and

•	additional terms not inconsistent with the provisions of the indentures.

       Debt securities may also be issued under the indentures upon the exercise of warrants or delivery upon settlement of stock purchase contracts. See “Description of Warrants” and “Description of Stock Purchase Contracts and Stock Purchase Units”.

Special Payment Terms of the Debt Securities

       We may issue one or more series of debt securities at a substantial discount below their stated principal amount. These may bear no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. We will describe United States federal income tax consequences and special considerations relating to any series in the applicable prospectus supplement.

       The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest on any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, United States federal income tax considerations, specific terms and other information relating to the debt securities and any foreign currencies or foreign currency units in the applicable prospectus supplement.

       If we use any index to determine the amount of payments of principal of, premium, if any, or interest on any series of debt securities, we will also describe in the applicable prospectus supplement the special United States federal income tax, accounting and other considerations applicable to the debt securities.

Denominations, Registration and Transfer

       We expect to issue most debt securities in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000. Except as we may describe in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same issue and series, in any authorized denominations, of a like aggregate principal amount and bearing the same interest rate.

       You may present debt securities for exchange, or for registration of transfer, at the office of the securities registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you must pay any taxes, assessments and other governmental charges as described in the indentures. We will appoint the trustees as securities registrar under the indentures. We may at any time rescind the designation of any transfer agent that we initially designate or approve a change in the location through which the transfer agent acts. We will specify the transfer agent in the applicable prospectus supplement. We may at any time designate additional transfer agents.

       Subject to applicable law, we or any of our affiliates may at any time purchase or repurchase debt securities of any series in any manner and at any price. Debt securities of any series purchased by us or any of our affiliates may be held or surrendered by the purchaser of the debt securities for cancellation.

Global Debt Securities

       We may issue all or any part of a series of debt securities in the form of one or more global securities. We will appoint the depository holding the global debt securities. Unless we otherwise state in the applicable prospectus supplement, the depositary will be The Depository Trust Company, or DTC. We will issue global securities in registered form and in either temporary or definitive form. Unless it is exchanged for individual debt securities, a global security may not be transferred except:

•	by the depositary to its nominee,

•	by a nominee of the depositary to the depositary or another nominee, or

•	by the depositary or any nominee to a successor of the depositary, or a nominee of the successor.

       We will describe the specific terms of the depositary arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depositary arrangements.

Beneficial Interests in a Global Security

       If we issue a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with it. We refer to those persons as “participants” in this prospectus. The accounts will be designated by the dealers, underwriters or agents for the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons who may hold interests through participants. Ownership and transfers of beneficial interests in the global security will be shown on, and transactions can be effected only through, records maintained by the applicable depositary or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global security.

       So long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below, you:

•	will not be entitled to have any of the individual debt securities represented by the global security registered in your name,

•	will not receive or be entitled to receive physical delivery of any debt securities in definitive form, and

•	will not be considered the owner or holder of the debt securities under the indenture.

Payments of Principal, Premium and Interest

       We will make principal, premium, if any, and interest payments on global securities to the depositary that is the registered holder of the global security or its nominee. The depositary for the global securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

       We expect that the depositary or its nominee, upon receipt of any principal, premium, if any, or interest payment immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.

Issuance of Individual Debt Securities

       Unless we state otherwise in the applicable prospectus supplement, if a depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities in exchange for the global security. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities represented by one or more global securities. If that occurs, we will issue individual debt securities in exchange for the global security.

       Further, we may specify that you may, on terms acceptable to us, the trustee and the depositary, receive individual debt securities in exchange for your beneficial interest in a global security, subject to any limitations described in the prospectus supplement relating to the debt securities. In that instance, you will be entitled to physical delivery of individual debt securities equal in principal amount to that beneficial interest and to have the debt securities registered in your name. Unless we otherwise specify, we will issue those individual debt securities in denominations of $1,000 and integral multiples of $1,000.

Payment and Paying Agents

       Unless we state otherwise in an applicable prospectus supplement, we will pay principal of, premium, if any, and interest on your debt securities at the office of the trustee for your debt securities in the City of New York or at the office of any paying agent that we may designate. In addition, we may pay interest, except in the case of global debt securities, by check mailed to the address of the person entitled to the payment that appears in the securities register.

       Unless we state otherwise in an applicable prospectus supplement, we will pay any interest on debt securities to the registered owner of the debt security at the close of business on the record date for the interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent. We must maintain a paying agent in each place of payment for the debt securities.

       Any moneys or U.S. government obligations (including the proceeds thereof) deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any debt security that remain unclaimed for two years after the principal, premium or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

Redemption

       Unless we state otherwise in an applicable prospectus supplement, we may, at our option, redeem any series of debt securities on any interest payment date in whole or in part at any time or from time to time. In the event of redemption in part, the debt securities to be redeemed will be selected in the manner specified in the applicable prospectus supplement or by the trustee by such method as it shall deem fair and appropriate. We may redeem debt securities in denominations larger than $1,000 but only in integral multiples of $1,000.

Redemption Price

       Except as we may otherwise specify in the applicable prospectus supplement, the redemption price for any debt securities which we redeem will equal 100% of the principal amount plus any accrued and unpaid interest up to, but excluding, the redemption date.

Notice of Redemption

       We will mail notice of any redemption of debt securities at least 30 days but not more than 60 days before the redemption date to the registered holders of the debt securities at their addresses as shown on the securities register. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption.

Sinking Fund

       Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund.

Modification and Waiver

Modification

       We and the trustee may enter into one or more supplemental indentures to modify and amend each indenture with the consent of the holders of a majority in aggregate principal amount of the series of debt securities affected. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any installment of interest on, any outstanding debt security,

•	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, or the amount of principal of an original issue discount security that would be due and payable upon a redemption or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of, any outstanding debt security,

•	change the place of payment, or the coin or currency in which any outstanding debt security or the interest on any outstanding debt security is payable,

•	impair your right to institute suit for the enforcement of any payment on any outstanding debt security on or after the stated maturity or redemption date,

•	reduce the percentage of the holders of outstanding debt securities necessary to modify or amend the applicable indenture, to waive compliance with certain provisions of the applicable indenture or certain defaults and consequences of such defaults or to reduce the quorum or voting requirements set forth in the applicable indenture,

•	modify any of these provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the debt securities affected, or

•	modify the provisions with respect to the subordination of outstanding subordinated debt securities or junior subordinated debt securities in a manner materially adverse to their holders.

       A supplemental indenture which changes or eliminates any covenant or other provision of an indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will not affect the rights under the indenture of the holders of the debt securities of any other series.

       We and the trustee may amend the indentures without the consent of any holder of debt securities in order to:

•	secure any debt securities issued under such indenture,

•	evidence the succession of another corporation and assumption of our obligations in the case of a merger or consolidation,

•	add to the covenants of Fisher or add additional events of default,

•	cure ambiguities, defects or inconsistencies, provided that such action does not adversely affect any holders of securities issued under such indenture,

•	establish the form and terms of debt securities of any series,

•	provide for a successor trustee with respect to one or more series of securities issued under such indenture or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee,

•	permit or facilitate the issuance of securities in bearer form or provide for uncertificated securities to be issued under such indenture,

•	to conform any provision of the indenture to the requirements of the Trust Indenture Act or other applicable law, or

•	make any change that does not adversely affect the rights of any holder in any material respect.

Waiver

       The holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive covenants of the indenture which relate to that series.

       The holders of not less than a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of that series, generally waive any past default under the indenture relating to that series of debt securities and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or any interest on, any debt security of that series or relating to a covenant or provision which under the indenture relating to that series of debt cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected cannot be so waived.

Events of Default

       Under the terms of each indenture, each of the following constitutes an event of default for a series of debt securities:

•	default for 30 days in the payment of any interest when due,

•	default in the payment of principal, or premium, if any, at maturity,

•	default in the performance of any other covenant in the indenture for 60 days after written notice,

•	our bankruptcy, insolvency or reorganization, or

•	any other event of default described in the applicable board resolution or supplemental indenture under which the series of debt securities is issued.

       We are required to furnish the trustee annually with a statement as to the fulfillment of our obligations under the indenture. Each indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of principal or interest on the debt securities, if it considers it in the interests of the holders of the debt securities to do so.

       In certain cases, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, by providing written notice to the trustees on behalf of the holders of all debt securities of that series, waive any past default or event of default, except for defaults or events of default not already cured in the payment of the principal of, or premium, if any, or interest on any of the debt securities of that series or any coupon related to debt securities or compliance with certain covenants or provisions.

Effect of an Event of Default

       If an event of default exists (other than an event of default in the case of certain events of bankruptcy), the trustee or the holders of not less than 25% in principal amount of a series of outstanding debt securities may declare the principal amount, or, if the debt securities are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series, of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal (or specified) amount will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in principal amount of a series of outstanding debt securities may, subject to conditions specified in the indenture, rescind and annul that declaration.

       In an event of default in the case of certain events of bankruptcy exists, the principal amount of all debt securities outstanding under the indentures shall automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt, become immediately due and payable.

       Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in principal amount of a series of outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of that series.

       The Trust Indenture Act of 1939 and each indenture provide that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of that series written notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of the principal of, premium on, if any, or interest on any of the debt securities of that series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of that series. “Default” means any event which is, or after notice or passage of time or both would be, an event of default with respect to debt securities of such series.

Satisfaction and Discharge

       Each indenture provides that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense,

and we deposit or cause to be deposited with the trustee money or United States government obligations or a combination thereof, as trust funds, in an amount (such amount to be certified in the case of United States government obligations) to be sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture. However, we will continue to be obligated to pay all other sums due under the indenture and to provide the officers’ certificates and opinions of counsel described in the indenture.

Defeasance and Covenant Defeasance

       Unless we state otherwise in the applicable prospectus supplement, each indenture provides that we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under any series of the debt securities at any time, and that we may also be released from our obligations described below under “Consolidation, Merger and Sale of Assets” and from certain other obligations, including obligations imposed by supplemental indentures with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”

       Defeasance or covenant defeasance may be effected only if:

•	we irrevocably deposit with the trustee money or United States government obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay on the respective stated maturities, the principal of and any premium and interest on, all outstanding debt securities of that series,

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the debt securities of that series will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance, and

•	the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the debt securities of that series, in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of execution of the applicable indenture, that result would not occur under current tax law,

•	no event of default under the indenture has occurred and is continuing,

•	such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which we are a party or by which we are bound,

•	such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 unless such trust shall be registered under the Investment Company Act of 1940 or exempt from registration thereunder,

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with, and

•	other conditions specified in the indentures are met.

       The subordinated indenture and the junior subordinated indenture will not be discharged as described above if we have defaulted in the payment of principal of, premium, if any, or interest on any senior debt (as defined in the subordinated indenture or the junior subordinated indenture, as applicable) and that default is continuing or another event of default on such senior debt then exists and has resulted in such senior debt becoming or being declared due and payable prior to the date it would have become due and payable.

Conversion or Exchange

       We may convert or exchange the debt securities into common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities you would receive would be converted or exchanged.

Subordination under the Subordinated Indenture

       In the subordinated indenture we have agreed, and holders of subordinated debt securities will be deemed to have agreed, that any subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the subordinated indenture.

       Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest on the subordinated debt securities.

       If the maturity of any subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before you will be entitled to receive any payment of the principal of, premium, if any, or interest on the subordinated debt securities.

       We will not make any payments of principal of, premium, if any, or interest on the subordinated debt securities if:

•	a default in any payment on senior debt then exists,

•	an event of default on any senior debt resulting in the acceleration of its maturity then exists, or

•	any judicial proceeding is pending in connection with default.

•	When we use the term “debt” we mean, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

•	every obligation of, or any obligation guaranteed by, that person for money borrowed,

•	every obligation of, or any obligation guaranteed by, that person, whether or not evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (but excluding the obligation to pay the deferred purchase price of any such property, assets or business if payable in full within 90 days from the date such debt was created),

•	every capital lease obligation of that person,

•	leases of property or assets made as part of any sale and lease-back transaction to which that person is a party, and

•	any amendments, renewals, extensions, modifications and refundings of any such debt.

       The term “debt” does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

       When we use the term “senior debt” in relation to the subordinated indenture, we mean the principal of, premium, if any, and interest on debt, whether incurred on, prior to, or after the date of the subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equally with, or junior to, the subordinated debt securities. Interest on this senior debt includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Fisher Scientific International Inc., whether or not the claim for post-petition interest is allowed in that proceeding.

       However, senior debt will not include:

•	any debt of Fisher Scientific International Inc. which when incurred and without regard to any election under Section 1111(b) of the Bankruptcy Code was without recourse to Fisher Scientific International Inc.,

•	any debt of Fisher Scientific International Inc. to any of its subsidiaries,

•	any liability for taxes,

•	indebtedness or other monetary obligations to trade creditors or assumed by Fisher Scientific International Inc. or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services, and

•	any indebtedness of Fisher Scientific International Inc. which is expressly subordinate in right of payment to any other indebtedness of Fisher Scientific International Inc., including the subordinated debt securities.

       The subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional senior debt.

       The subordinated indenture provides that we may change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.

Subordination under the Junior Subordinated Indenture

       In the junior subordinated indenture we have agreed, and holders of junior subordinated debt securities will be deemed to have agreed, that any junior subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the junior subordinated indenture.

       Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on the senior debt before the holders of junior subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest on the junior subordinated debt securities.

       If the maturity of any junior subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before you will be entitled to receive any payment of the principal of, premium, if any, or interest on the junior subordinated debt securities.

       We will not make any payments of principal of, premium, if any, or interest on the junior subordinated debt securities if:

•	a default in any payment on senior debt then exists,

•	an event of default on any senior debt resulting in the acceleration of its maturity then exists, or

•	any judicial proceeding is pending in connection with default.

       When we use the term “debt” we mean, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

•	every obligation of, or any obligation guaranteed by, that person for money borrowed,

•	every obligation of, or any obligation guaranteed by, that person, whether or not evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (but excluding the obligation to pay the deferred purchase price of any such property, assets or business if payable in full within 90 days from the date such debt was created),

•	every capital lease obligation of that person,

•	leases of property or assets made as part of any sale and lease-back transaction to which that person is a party, and

•	any amendments, renewals, extensions, modifications and refundings of any such debt.

       The term “debt” does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

       When we use the term “senior debt” in relation to the junior subordinated indenture, we mean the principal of, premium, if any, and interest on debt, whether incurred on, prior to, or after the date of the junior subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the junior subordinated debt securities or to other debt which ranks equally with, or junior to, the junior subordinated debt securities. Interest on this senior debt includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Fisher Scientific International Inc., whether or not the claim for post-petition interest is allowed in that proceeding.

       However, senior debt will not include:

•	any debt of Fisher Scientific International Inc. which when incurred and without regard to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to Fisher Scientific International Inc.,

•	any debt of Fisher Scientific International Inc. to any of its subsidiaries,

•	any liability for taxes,

•	indebtedness or other monetary obligations to trade creditors or assumed by Fisher Scientific International Inc. or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services, and

•	the junior subordinated debt securities.

       The junior subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional senior debt.

       The junior subordinated indenture provides that we may change the subordination provisions relating to any particular issue of junior subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the junior subordinated debt securities.

Consolidation, Merger and Sale of Assets

       Each indenture provides that we will not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless:

•	we will be the surviving company in any merger or consolidation,

•	if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor corporation is organized under the laws of the United States of America or any state thereof or the District of Columbia, and the successor entity expressly assumes our obligations relating to the debt securities,

•	immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and

•	other conditions described in the indenture are met.

Governing Law

       The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustees

       The trustee under each indenture will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. No trustee is required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

       Each of the trustees acts as depositary for funds of, makes loans to, and performs other services for, us and our subsidiaries in the normal course of business.

DESCRIPTION OF CAPITAL STOCK

       Fisher is currently authorized by its Restated Certificate of Incorporation, as amended, to issue an aggregate of 515,000,000 shares of capital stock. These shares consist of 500,000,000 shares of common stock, par value $.01 per share, of which 4,182,375 shares are designated as non-voting common stock and 9,000,000 shares are designated as Series B non-voting common stock; and 15,000,000 shares of preferred stock, par value $.01 per share.

       The following summary of provisions of our securities, various provisions of our corporate charter and our by-laws and provisions of applicable law is not intended to be complete and is qualified by reference to the provisions of applicable law and to our corporate charter and by-laws, which we have previously filed with the SEC.

Common Stock

Our Voting Common Stock

       The holders of our voting common stock are entitled to one vote per share on all matters submitted for action by our stockholders. Our stockholders do not have cumulative voting rights. Accordingly, holders of a majority of our voting common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our voting common stock are entitled to receive ratably with other holders of our voting common stock and with holders of our non-voting common stock and Series B non-voting common stock any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our voting common stock are entitled to receive ratably with other holders of our voting common stock and with holders of our non-voting common stock and Series B non-voting common stock our net assets available after the payment of all debts and other liabilities. Holders of our voting common stock have no preemptive, redemption or conversion rights, except that some holders have preemptive and registration rights under our investors’ agreement described below. The rights, preferences and privileges of holders of our voting common stock are subject to the rights, preferences and privileges of holders of shares of any series of preferred stock which we may designate and issue in the future.

Our Non-Voting Common Stock

       Under the terms of our corporate charter, our board of directors is authorized to issue non-voting common stock.

       Limited Voting Rights. The holders of our non-voting common stock are generally not entitled to vote on any matter on which our stockholders are entitled to vote. Shares of non-voting common stock are not included in determining the number of shares voting or entitled to vote on any such matters.

       The holders of our non-voting common stock have the right to vote as a separate class on any merger or consolidation with or into another entity or entities, or any recapitalization or reorganization, in which shares of non-voting common stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of our voting common stock or would otherwise be treated differently from shares of our voting common stock in connection with such transactions. Notwithstanding the preceding sentence, shares of non-voting common stock may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for our voting common stock so long as:

•	such non-voting securities are convertible into such voting securities on the same terms as our non-voting common stock is convertible into our voting common stock; and

•	all other consideration is equal on a per share basis.

       Economic Rights. Holders of our non-voting common stock are generally entitled to receive ratably with holders of our voting common stock and Series B non-voting common stock any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our non-voting common stock are entitled to receive ratably with other holders of our non-voting common stock and with holders of our voting common stock and Series B non-voting common stock our net assets available after the payment of all debts and other liabilities. Holders of our non-voting common stock have no preemptive or redemption rights, except that some holders have preemptive and registration rights under our investors’ agreement. The rights, preferences and privileges of holders of our non-voting common stock are subject to the rights, preferences and privileges of holders of shares of any series of preferred stock which we may designate and issue in the future.

       Conversion Rights. With limited exceptions as to holders who are subject to Regulation Y of the Federal Reserve System, shares of our non-voting common stock may be converted into the same number of shares of our voting common stock at any time at the option of the holder of the shares of non-voting common stock.

Our Series B Non-Voting Common Stock

       Under the terms of our corporate charter, our board of directors is authorized to issue shares of Series B non-voting common stock. As of June 30, 2003, we had no shares of Series B non-voting common stock outstanding.

       Limited Voting Rights. The holders of our Series B non-voting common stock are generally not entitled to vote on any matter on which our stockholders are entitled to vote. Shares of Series B non-voting common stock are not included in determining the number of shares voting or entitled to vote on any such matters. The holders of our Series B non-voting common stock have the right to vote as a separate class on any merger or consolidation with or into another entity or entities, any recapitalization or reorganization, or any amendment, repeal or modification of any provision of our corporate charter that would adversely affect the powers, preferences or special rights of the holders of our Series B non-voting common stock.

       Economic Rights. Holders of our Series B non-voting common stock are generally entitled to receive ratably with holders of our voting common stock and non-voting common stock any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our Series B non-voting common stock are entitled to receive ratably with other holders of our Series B non-voting common stock and with holders of our voting common stock and non-voting common stock our net assets available after the payment of all debts and other liabilities. Holders of our Series B non-voting common stock have no preemptive or redemption rights, except that some holders have preemptive and registration rights under the investors’ agreement. The rights, preferences and privileges of holders of our Series B non-voting common stock are subject to the rights, preferences and privileges of holders of shares of any series of preferred stock which we may designate and issue in the future.

       Conversion Rights. Shares of our Series B non-voting common stock may not be converted into shares of our voting common stock, except:

•	to transfer Series B non-voting common stock, in which case the transferee will receive shares of our voting common stock;

•	to enable the holders to maintain such holder’s percentage ownership of the total outstanding voting common stock; or

•	upon specific major corporate events, such as a merger or a public offering. In May 2001, the holders of all 9,000,000 outstanding shares of Series B non-voting common stock converted those shares into 9,000,000 shares of voting common stock. We have no present plan to issue any additional shares of Series B non-voting common stock.

Preferred Stock

       Under the terms of our corporate charter, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption rights and liquidation preferences of each series of preferred stock.

       The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with stockholder approval of specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting common stock.

       We will describe in a prospectus supplement some or all of the following terms of the series of preferred stock being offered:

•	title;

•	the number of shares offered;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rates, periods and/or payment dates or methods of calculation of the dividend rates;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction or remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price, or manner of calculation of the conversion price, and conversion period;

•	the terms and conditions, if applicable, upon which preferred stock will be exchanged into debt securities, including the exchange price, or manner of calculating the exchange price, and the exchange period;

•	voting rights, if any;

•	the relative ranking and preferences of the preferred stock as to dividend rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any series of preferred stock ranking senior to or equal to the series of preferred stock as to dividend rights upon our liquidation, dissolution or winding up; and

•	any other specific terms, preferences, rights, limitations or restrictions.

       The applicable prospectus supplement will describe the material United States federal income tax considerations applicable to the particular series of preferred stock being offered.

Anti-Takeover Considerations

       Our corporate charter and by-laws contain a number of provisions which may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, us.

Classified Board of Directors

       Our corporate charter and our by-laws divide our board of directors into three classes, as nearly equal in size as possible, with staggered three year terms, and provide that:

•	directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the shares of our capital stock entitled to vote; and

•	any vacancy on our board of directors, however occurring, including a vacancy resulting from the enlargement of the board, may only be filled by vote of a majority of the directors then in office.

Stockholder Action; Special Meeting of Stockholders

       Our corporate charter eliminates the ability of our stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by our chief executive officer or by our board of directors pursuant to a majority vote of the total number of authorized directors.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations

       Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the annual meeting; however, if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Amendments; Supermajority Vote Requirements

       Our charter requires the affirmative vote of 80% of our voting common stock to amend provisions of our corporate charter and by-laws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

DESCRIPTION OF WARRANTS

       The following description of the terms of the warrants is a summary. It summarizes only those terms of the warrants and the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents are filed as exhibits to the Registration Statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

       We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or any other of our securities. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.

Debt Warrants

       We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

•	the title of the debt warrants,

•	the debt securities for which the debt warrants are exercisable,

•	the aggregate number of the debt warrants,

•	the principal amount of debt securities that you may purchase upon exercise of each debt warrant, and the price or prices at which we will issue the debt warrants,

•	the procedures and conditions relating to the exercise of the debt warrants,

•	the designation and terms of any related debt securities issued with the debt warrants, and the number of debt warrants issued with each debt security,

•	the date, if any, from which you may separately transfer the debt warrants and the related securities,

•	the date on which your right to exercise the debt warrants commences, and the date on which your right expires,

•	the maximum or minimum number of the debt warrants which you may exercise at any time,

•	if applicable, a discussion of material United States federal income tax considerations,

•	any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants, and

•	the terms of the securities you may purchase upon exercise of the debt warrants.

       We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

Other Warrants

       We may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:

•	the title of the warrants,

•	the securities, which may include preferred stock or common stock, for which you may exercise the warrants,

•	the aggregate number of the warrants,

•	the number of securities that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants,

•	the procedures and conditions relating to the exercise of the warrants,

•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security,

•	the date, if any, from which you may separately transfer the warrants and the related securities,

•	the date on which your right to exercise the warrants commences, and the date on which your right expires,

•	the maximum or minimum number of warrants which you may exercise at any time,

•	if applicable, a discussion of material United States federal income tax considerations, and

•	any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.

       We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, common stock or other securities purchasable upon that exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or other securities purchasable upon the exercise.

Exercise of Warrants

       We will describe in the prospectus supplement relating to the warrants the principal amount or the number of our securities that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

       We will forward the securities purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

DESCRIPTION OF DEPOSITARY SHARES

General Terms

       We may elect to offer depositary shares representing receipts for fractional interests in debt securities or preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of preferred stock, as the case may be.

       We will deposit the debt securities or shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

       The following description of the terms of the deposit agreement is a summary. It summarizes only those terms of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the deposit agreement.

Interest, Dividends and Other Distributions

       The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

       In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

       If we redeem a debt security or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of preferred stock, as the case may be, payable in relation to the redeemed series of debt securities or preferred stock. Whenever we redeem debt securities or shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights Under the Indentures or Voting the Preferred Stock

       Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of debt securities, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to the debt securities or voting shares of the preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

       We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

       The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed, or

•	there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the preferred stock, including in connection with our liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

       The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

       We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

       The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preferred stock, as the case may be.

       Neither we nor the depositary will be liable under the deposit agreement to you other than for the depositary’s gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

       We may issue stock purchase contracts, including contracts obligating you to purchase from us, and for us to sell to you, a specific number of shares of common stock or preferred stock, or other property, at a future date or dates. The price per share of preferred stock or common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue stock purchase contracts separately or as a part of units each consisting of a stock purchase contract and debt securities, undivided beneficial ownership interests in debt securities, depositary shares representing fractional interests in debt securities or shares of preferred stock, or debt obligations of third parties, including U.S. Treasury securities, securing your obligations to purchase the preferred stock or the common stock, or other property, under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to you or vice versa and the payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner. We will describe in the applicable prospectus supplement the terms of any stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

       We may sell the securities offered by this prospectus from time to time through agents, underwriters or dealers, or directly to purchasers.

       Agents whom we designate may solicit offers to purchase the securities.

•	We will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

•	Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of the securities that they offer or sell.

•	We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement to sell the securities.

•	We may use a dealer to sell the securities.

•	If we use a dealer, we, as principal, will sell the securities to the dealer.

•	The dealer will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

       We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

       We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

       We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

       We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the applicable prospectus supplement.

•	We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.

LEGAL MATTERS

       Unless we state otherwise in the applicable prospectus supplement the validity of any securities offered by this prospectus will be passed upon for us by Debevoise & Plimpton, New York, New York, and for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

       The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Fisher Scientific International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and intangible assets), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       This prospectus is part of a Registration Statement that we filed with the SEC. The Registration Statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information about Fisher Scientific International Inc. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available free of charge to the public at the SEC’s Web site at www.sec.gov. In addition, all of the Company’s filings with the Securities and Exchange Commission are available free of charge through the Company’s website at www.fisherscientific.com immediately upon filing.

       Our common stock is listed on the New York Stock Exchange, Inc. You can also inspect reports and other information concerning us at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

       The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the documents listed below and any future documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2003;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2003;

•	Our annual report on Form 10-K for the year ended December 31, 2002;

•	Our registration statement on Form 8-A, filed June 9, 1997 (as amended by our Form 8-A/ A filed August 8, 1997) describing our common stock; and

•	Our report on Form 8-K dated June 27, 2003.

       If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies requested at no charge. However, we will not send exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to: Secretary, Fisher Scientific International Inc., One Liberty Lane, Hampton, New Hampshire 03842.

6,634,526 Shares

Common Stock

Prospectus Supplement
September 25, 2003

Banc of America Securities LLC